Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Plan Administrator of the Sport Chalet, Inc. Employee Retirement Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-107683) on Form S-8 of Sport Chalet, Inc. Employee Retirement Savings Plan of our report dated June 27, 2007, with respect to the statements of net assets available for benefits of Sport Chalet, Inc. Employee Retirement Savings Plan as of December 31, 2006 and 2005, the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and the related supplemental schedule as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of Sport Chalet, Inc. Employee Retirement Savings Plan.

/s/ Moss Adams LLP

Moss Adams LLP
Los Angeles, CA
June 27, 2007

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